Exhibit 10.60

THIS AGREEMENT is made the 8th day of July 1999

BETWEEN:

LIFFE Administration and Management, (registered in England no 1591809) whose registered office is at Cannon Bridge, London EC4R 3XX (“the Company”); and

Hugh Ronald Freedberg (“the Executive”)

It is agreed that the Company shall employ the Executive upon and subject to the following terms and conditions:

1.                                       DATE OF COMMENCEMENT 12 OCTOBER 1998

1.1                                 The employment of the Executive shall (subject to Clause 16) be for an indefinite period terminable by the Company or the Executive giving to the other;

1.1.1                                    at any time up to and including 11 April 2000 not less than 24 (twenty four) months’ written notice; and

1.1.2                                    at any time after 11 April 2000 not less than 12 (twelve) months’ written notice.

1.2                                 If compensation is paid to you in lieu of notice, it will be calculated on base salary and benefits only (excluding bonuses) but will not be subject to mitigation.

1.3                                 No employment with a previous employer counts as part of the Executive’s continuous period of employment for the purposes of the Employment Rights Act 1996.

2.                                       JOB TITLE: CHIEF EXECUTIVE

3.                                       OBLIGATIONS DURING EMPLOYMENT:

The Executive shall during the continuance of his employment:

3.1                                 serve the Company to the best of his ability in the capacity of Chief Executive

3.2                                 faithfully and diligently perform such duties and exercise such powers consistent with them as the Board may from time to time properly assign to or confer upon him;

3.3                                 do all in his power to protect, promote, develop and extend the business interests of the Group;

3.4                                 at all times and in all respects conform to and comply with the lawful and reasonable directions of the Board and the rules of any self-regulating organisation (as defined in the Financial Services Act 1986) of which the Company is a member;

3.5                                 promptly give to the Board (in writing if so requested) all such information explanations and assistance as it may require in connection with the business and affairs of the Company and any Associated Company for which he is required to perform duties;

3.6                                 unless prevented by sickness, injury or other incapacity or as otherwise agreed by the Board devote the whole of his time, affention and abilities during his hours of work (which shall be normal business hours and such additional hours as may be necessary for the proper performance of his duties) to the business and affairs of the Company and any Associated Company for which he is required to perform duties;

3.7                                 work at the company’s offices at Cannon Bridge or such other place within the UK which the Board may reasonably require for the proper performance and exercise of his duties and powers and the Executive may be required to travel on the business of the Company and any Associated Company for which he is required to perform duties;

3.8                                 at such times as the Board may reasonably request and at the expense of the Company undergo a medical examination by a doctor of the Company’s choice;

3.9                                 if required by the Board during any period of notice of termination given by either party or during any investigation into alleged misconduct or similar on the Executive’s part, not attend the Company’s offices or perform any duties on its behalf.  The Executive is expressly reminded that, during such period, his duties to the Group of good faith and confidentiality remain in force.

4.                                       FURTHER OBLIGATIONS OF THE EXECUTIVE:

4.1                                 During the continuance of his employment the Executive shall not without the prior written consent of the Board (such consent not to be unreasonably withheld or delayed) directly or indirectly carry on or be engaged, concerned or interested in any other business, trade or occupation.

4.2                                 During the continuance of his employment the Executive:

4.2.1                                    shall not directly or indirectly procure, accept or obtain for his own benefit (or for the benefit of any other person) any payment, rebate, discount, commission, vouchers, gift, or other benefit (“gratuities”) from any third party in respect of any business transacted or proposed to be transacted (whether or not by him) by or on behalf of the Company or any Associated Company: and

4.2.2                                    shall observe the terms of any policy issued by the Company in relation to gratuities: and

4.2.3                                    shall immediately disclose and account to the Company for any gratuities received by him (or by another person on his behalf or at his instruction).

5.                                       REMUNERATION

The Company shall pay to the Executive during the continuance of his employment a salary (which shall accrue from day to day) at the rate of £320,000 per annum.  The salary shall be payable by equal monthly instalments in arrears after statutory and other deductions on or before 25th of each calendar month.  This salary shall be subject to discretionary annual review by the Remuneration Committee of the Board.

Any other Directorships must have the prior approval of the Board.  If such a role is an extension of the business of the Group the salary will be part of the already declared package.  If it is not an extension of the Group’s business, but is approved by the board, any resultant remuneration may be retained by the Executive.

At the end of the first full calendar year, 1999, you will be eligible for a bonus payment of up to 50% of your base salary for the period of service to 31 December 1999.  This will be subject to your personal performance and achievement of the objectives which you will agree with the Chairman.

Commencing 1 January 2000 the Executive will be eligible for an annual bonus payment, based upon business performance objectives agreed by the Remuneration Committee of the Board, the potential for which will not be less than 50% of the Executive’s base salary.  The first such payment to be determined by these arrangements will occur following completion of the 2000 financial year.

6.                                       PENSIONS AND LIFE ASSURANCE

6.1                                 The Executive will be eligible to become a member of the LIFFE Retirement Benefits Plan subject to the terms of the trust deed and rules in force from time to time (“the Pension Scheme”).

6.2                                 A contracting-out certificate is not currently in force in respect of the employment of the Executive.

6.3                                 The Company shall on or about the 25th day of each calendar month make a pension contribution in arrears in respect of that calendar month into either the Pension Scheme (or if more appropriate in the Company’s view and at the discretion of the Company) into a personal pension scheme or schemes approved under Chapter IV of the Income and Corporation Taxes Act 1988 (“ICTA”) (“the Personal Pension Arrangement”).  The contribution shall be:

(a)                                  if the payment is made into the Pension Scheme, a sum equal to the lesser of:

•                              1/12 of the Executive’s Pension Payment; and

•                              such amount as the actuary to the Pension Scheme advises the Company is likely not to produce a sum available to provide benefits to be paid to the Executive at his normal retirement date which would be in excess of those permitted by the Inland Revenue; or

(b)                                 if the payment is made into the Personal Pension Arrangement, a sum equal to the lesser of:

•                              1/12 of the Executive’s Pension Payment; and

•                              1/12 of the Relevant Percentage of the Permitted Maximum for the tax year in question.

6.4                                 The Company shall (if there is a balance as defined in Clause 6.4(a)) on or about the 25th day of each calendar month make a pension contribution in arrears in respect of that calendar month into a funded unapproved retirement benefits scheme (“FURBS”) of either:

(a)                                  the difference (if any) between:

•                              1/12 of the Executive’s Pension Payment, and

•                              the payment made into the Pension Scheme or the Personal Pension Plan (as relevant) for that month by the Company in accordance with Clause 6.3, (such payment being “the Balance” for the purposes of this Clause 6); or

(b)                                 if the Executive so elects by written notice to the Company at least 10 working days in advance of the first relevant Balance being paid into the FURBS an amount which is (100-(X/100)) of the Balance, free of tax, until such a time as the Executive notifies the Company in writing at least 10 working days in advance of the first relevant balance being paid into the FURBS that he has withdrawn his election under this Clause 6.4 (b),

6.5                                 Subject to the Executive fulfilling his obligations under Clause 6.6, the Company shall determine the Executive’s Pension Payment annually as soon as practicable after 1 April in each year for the 12 month period from that 1 April to the following 31 March by reference to the Executive’s basic remuneration, the Executive’s car cash allowance and the cost of the other benefits (each as referred to in Clause 6.7 (a)) as at that 1 April, In determining the Executive’s Pension Payment under this Clause 6.5.  the Company shall also take into account any changes to the Executive’s basic remuneration, the Executive’s car cash allowance and the cost of the other benefits (each as referred to in Clause 6.7 (a)) which have occurred in the previous year to 31 March and shall appropriately adjust the Executive’s Pension Payment either up or down (as necessary) for the following year commencing 1 April to take account of any overpayment or underpayment into the FURBS in respect of the previous year to 31 March.

6.6                                 At the Company’s request, the Executive shall provide the Company with, or procure that the Company is provided with, all such documents and information as are necessary in the opinion of the Company to determine the Executive’s Pension Payment under Clause 6.5

6.7                                 For the purposes of this Clause 6 only:

(a)                                  “Executive’s Pension Payment” means 33% of the Executive’s basic remuneration as defined in Clause 5.1 less the sum of:

(i)                         the car cash allowance referred to in Clause 8;

(ii)                      the annual cost of that part of the benefits detailed in Clause 6.8 as has to be provided for the Executive under a life assurance arrangement which is not a tax exempt approved arrangement (as determined by the Company); and

(iii)                   the annual cost of the benefits detailed in Clause 7 (as determined by the Company);

(iv)                  the annual cost of the permanent health insurance benefit detailed in Clause 9 (as determined by the Company) and taking into account any necessary adjustment in respect of any overpayment or underpayment into the FURBS in respect of the previous year to 31 March as referred to in Clause 6.5.

(b)                                 “Permitted Maximum” has the meaning given to it in section 590(2) of ICTA;

(c)                                  “Relevant Percentage” means the percentage set out in section 640(2) of ICTA which applies to the Executive in the relevant tax year; and

(d)                                 “X” is the Executive’s marginal rate of income tax for the month in question.

6.8                                 the Company shall provide the Executive with life assurance cover which in the event of his death during the continuance of his employment will pay a lump sum equal to four times his then annual rate of salary;

6.9                                 the Company shall provide the Executive cover under the Company’s personal accident and injury Policy.

7.                                       PRIVATE MEDICAL INSURANCE

You will be eligible for cover under the LIFFE Private Medical Insurance scheme details of which will be provided separately.

8.                                       COMPANY CAR

The Executive is entitled to a cash allowance of £9,000 per annum in respect of his membership of the Company car scheme.  This will be paid as a supplement to salary, via the Company payroll, and will be subject to PAYE and National Insurance deductions.  The allowance will not form part of basic salary for the purposes of calculating pension contributions.  In addition the Company shall during the continuance of his employment reimburse the Executive in respect of the vehicle that the Executive drives, petrol costs incurred on the Company’s business, the road fund license fee, additional insurance premium related to business use, maintenance and any other reasonable running costs.

9.                                       PERMANENT HEALTH INSURANCE

The Executive shall be entitled to membership of the Company’s permanent health insurance scheme.

10.                                 EXPENSES

The Company shall during the continuance of his employment reimburse the Executive in respect of:

10.1                           all reasonable travelling, accommodation, entertainment and other similar out-of-pocket expenses wholly, exclusively and necessarily incurred by him in or about the performance of his duties; and

10.2                           a proportion of the rental and unit charges attributable to the telephone at his home to reflect business use at a rate not exceeding fifty per cent of the amount of each quarterly bill; and

10.3                           except where specified to the contrary all expenses shall be reimbursed on a monthly basis subject to the Executive providing appropriate evidence (including receipts, invoices, tickets and/or vouchers as may be appropriate) of the expenditure in respect of which he claims reimbursement.

11.                                 HOLIDAY ENTITLEMENT

11.1                           The Executive shall (in addition to the usual public and bank holidays) be entitled to five and one half days paid holiday between 15 October 1998 and 31 December 1998.  Thereafter the Executive shall be entitled to 25 days holiday per annum increasing to 27 days after ten years service and 30 days after fifteen years service.

11.2                           Upon the termination of his employment the Executives entitlement to accrued holiday pay shall be calculated on a pro rata basis in respect of each completed month of service in the year in which his employment terminates.  The appropriate amount shall be paid to the Executive provided that if the Executive shall have taken more days holiday than his accrued entitlement the Company is hereby authorised to make an appropriate deduction from the Executives final salary payment.

12.                                 INCAPACITY

12.1                           If the Executive is absent from work due to sickness or injury he must notify the Chairman or Human Resources Director as early as possible on the first day of absence.

12.2                           If the Executive is incapable of working due to sickness or injury he must provide the Human Resources Department with a completed LIFFE sickness self-certification form immediately upon return to work.

12.3                           If the Executive’s incapacity continues for more than seven calendar days he must obtain a certificate or certificates from a registered medical practitioner (or hospital) for so long as his incapacity for work continues.  This must be forwarded to the Human Resources Director,

12.4                           In the event of the Executive being prevented by a medically certified illness or injury from performing his duties, under the terms of this employment he is entitled to receive:

a)                                      eligible Statutory Sick Pay; and

b)                                     payment from the Company, for a period of eight weeks of absence per annum through sickness, to augment SSP to the level of his current remuneration.  Further payment beyond this period is at the discretion of the Company.  Thereafter the Executive shall be entitled to such benefits, if any, as are payable under the Company’s permanent health insurance scheme.

12.5                           If any incapacity of the Executive shall be caused by any alleged action or wrong of a third party and the Executive shall decide to claim damages in respect thereof then the Executive shall use all reasonable endeavours to recover damages for loss of earnings over the period for which salary has been or will be paid to him under clause 12.4 and shall account to the Company for any such damages recovered (in an amount not exceeding the actual salary paid or payable to him by the Company under clause 12.4 in respect of the said period) less any costs borne by him in achieving such recovery.  The Executive shall keep the Company informed of the commencement, progress and outcome of such claim.

13.                                 DISCIPLINARY AND GRIEVANCE PROCEDURES

13.1                           For statutory purposes there is no formal disciplinary procedure in relation to the Executive’s employment.  The Executive shall be expected to maintain the highest standards of integrity and behaviour.

14.                                 INTELLECTUAL PROPERTY

14.1                           Subject to the relevant provision of the Patents Act 1977, the Registered Designs Act 1949 and the Copyright Designs and Patents Act 1988 if at any time in the course of his employment the Executive makes or discovers or participates in the making or discovery of any Intellectual Property relating to or capable of being used in the business of the Company or any Associated Company he shall immediately disclose full details of such Intellectual Property to the Company.  At the request and the expense of the Company he shall do all things which may be necessary or desirable for obtaining the appropriate forms of protection for the Intellectual Property in such parts of the world as may be specified by the Company and for vesting all rights in the same in the Company or its nominee.

14.2                           The Executive hereby irrevocably appoints the Company to be his attorney in his name and on his behalf to sign, execute or do any instrument or thing and generally to use his name for the purpose of giving to the Company or its nominee the full benefit of the provisions of this clause and in favour of any third party a certificate in writing signed by any Director or the Secretary of the Company that any instrument or act falls within the authority conferred by this clause shall be conclusive evidence that such is the case.

14.3                           If the Executive makes or discovers or participates in the making or discovery of any Intellectual Property during the continuation of his employment but which is not the property of the Company under Clause 14.2 the Company shall subject only to the provisions of the Patents Act 1977 have the right to acquire for itself or its nominee the Executive’s rights in the Intellectual Property within three months after disclosure pursuant to Clause 14.2 on fair and reasonable terms to be agreed or settled by a single arbitrator.

14.4                           The Executive hereby waives all of his moral rights (as defined in the Copyright Designs and Patents Act 1988) in respect of any acts of the Company or any acts of third parties done with the Company’s authority in relation to any Intellectual Properly which is the property of the Company by virtue of Clause 14 hereof.

14.5                           All rights and obligations under this clause in respect of Intellectual Property made or discovered by the Executive during his employment shall continue in force after termination of employment and shall be binding upon the Executives personal representatives.

15.                                 CONFIDENTIALITY

15.1                           The Executive shall not (other than in the proper performance of his duties or with the prior written consent of the Board or unless ordered by a court of competent jurisdiction) at any time either during the continuance of his employment or after its termination disclose or communicate to any person or use for his own benefit or for the benefit of any other person other than the Company or any Associated Company any confidential information which may come to his knowledge in the course of his employment and the Executive shall during the continuance of his employment use his best endeavours to prevent the unauthorised publication or misuse of any confidential information provided that such restrictions shall cease to apply to any confidential information which may enter the public domain other than through the default of the Executive.

15.2                           All documents (which expression shall include but without limitation notes memoranda correspondence drawings designs and any other material upon which data or information is stored or recorded) of any trade secret or confidential information concerning the business of the Company and any Associated Company or any of its or their suppliers, agents, distributors, customers.  or others which shall have been acquired received or made by the Executive during the course of his employment shall be the property of the Company and should be surrendered by the Executive to someone duly authorised in that behalf at the termination of his employment or at the reasonable request of the Board at any time during the course of his employment.

15.3                           For the avoidance of doubt and without prejudice to the generality of Clause 15.1 the following is a non-exhaustive list of matters which in relation to the Company and the Associated Company are considered confidential and must be treated as such by the Executive:

15.3.1                              any trade secrets of the Company or any Associated Company; and

15.3.2                              any information in respect of which the Company or any Associated Company is bound by an obligation of confidence to any third party

15.4                           The Executive shall not (other than in the proper performance of his duties or with the prior written consent of the Board or unless ordered by a court of competent jurisdiction) either directly or indirectly publish any opinion, fact or material or deliver any lecture or address or participate in the making of any film, radio broadcast or television transmission or communicate with any representative of the media or any third party relating to the business or affairs of the Company or the Group or to any of its or their offices, employees, customers/clients, suppliers, distributors, agents or shareholders or to the development or exploitation of Intellectual Property.  For the purpose of this clause “ media” shall include television (terrestrial satellite and cable), radio, newspapers and other journalistic publications.

16.                                 TERMINATION OF EMPLOYMENT

16.1                           The employment of the Executive may be terminated by the Company forthwith without notice or payment in lieu of notice if the Executive:

16.1.1                              commits any serious or persistent breach or non-observance of any of the terms, conditions or stipulations contained in this Agreement (or any of the rules of any self-regulating organisation (as defined in the Financial Services Act 1986) of which the Company is a member);

16.1.2                              is guilty of any serious negligence or gross misconduct in connection with or affecting the business or affairs of the Company or any Associated Company for which he is required to perform duties;

16.1.3                              guilty of conduct which brings or is likely to bring himself or the Company or any Associated Company into disrepute;

16.1.4                              is convicted of an arrestable criminal offence (other than an offence under road traffic legislation in the United Kingdom or elsewhere for which a non-custodial penalty is imposed);

16.1.5                              is adjudged bankrupt or makes any arrangement or composition with his creditors or has an interim order made against him pursuant to Section 252 of the Insolvency Act 1986;

16.1.6                              is or becomes prohibited by law from being a director;

16.1.7                              voluntarily resigns as a director of the Company;

16.1.8                              causes any agreement entered into by the Company relating to the provision of the Executive’s services to be terminated without notice by any other party to such agreement;

16.1.9                              is on the basis of a medical report supplied to the Company following his having undergone a medical examination pursuant to Clause 3.8 unfit to perform his duties.

16.1.10                        if in the opinion of the Board he becomes connected with a member of the Group.

16.2                           Upon the termination of his employment (for whatever reason and howsoever arising) the Executive:

16.2.1                              shall at the request of the Board immediately resign without claim for compensation from office as a director of the Company and any Associated Company and from any other office held by him in the Company or any Associated Company (but without prejudice to any claim he may have for damages for breach of this Agreement) and in the event of his failure to do so the Company is hereby irrevocably authorised to appoint some person in his name and on his behalf to sign and deliver such resignations to the Board;

16.2.2                              shall immediately repay all outstanding debts or loans due to the Company or any Associated Company and the Company is hereby authorised to deduct from any wages (as defined by Section 7 of the Employment Rights Act 1996) of the Executive a sum in repayment of all or any part of any such debts or loans.

16.3                           If the employment of the Executive is terminated by reason of the liquidation of the Company for the purpose of reconstruction or amalgamation or as part of any arrangement for the amalgamation or reconstruction of the Company not involving insolvency and the Executive is offered employment with any concern or undertaking resulting from the reconstruction or amalgamation on terms and conditions which taken as a whole are not less favourable than the terms of this Agreement then the Executive shall have no claim against Company in respect of such termination providing that any such offer shall be to serve in the capacity of Chief Executive.

17.                                 EXECUTIVE’S COVENANTS

17.1                           The Executive hereby covenants with the Company that he will not for the period of six months after the termination of his employment (without the prior written consent of the Board such consent not to be unreasonably withheld or delayed) either alone or jointly with or on behalf of any person directly or indirectly carry on or set up or be employed or engaged by or otherwise assist in or be interested in any capacity (including without limitation as a shareholder) in a business anywhere within the UK which is in competition with the business of LIFFE as such business is carried on at the date of such termination.

17.2                           The Executive hereby covenants with the Company that he will not for the period of six months after the termination of his employment (without the prior written consent of the Board such consent not to be unreasonably withheld or delayed) either alone or jointly with or on behalf of any person directly or indirectly solicit or entice away or endeavour to solicit or entice away from the Company or any Associated Company any person who at the date of termination of his employment is employed or engaged by the Company or any Associated Company in a senior capacity at LIFFE and with whom the Executive shall have had contact during the course of his employment (whether or not such person would commit a breach of his contract of employment by so doing).

17.3                           In the event the Company requires the Executive under clause 3.9 during any period of notice of termination not to attend the Company’s offices or perform any duties (“garden leave”), the periods of six months for which Clauses 17.1 and 17.2 are expressed to operate shall each be reduced by a period equal to the period of garden leave.

18.                                 DEALING IN INVESTMENTS POLICY

18.1                           The Executive is expected to fully comply with the Company’s policy in regard to staff dealing in investments.  The Executive is expected to observe, at all times, the highest standards of integrity and transparency, in investment dealings and must take all reasonable steps to avoid a conflict of interest and/or behaviour which could damage the reputation of the Company.

18.2                           A copy of the Dealing in Investments Policy is attached at Appendix A.

19.                                 DIRECTORSHIP

19.1                           The Executive shall not during his employment voluntarily resign from his office as a director of the Company and he shall not do or fail to do anything which causes or is likely to cause him to be prohibited by law from continuing to act as a director.

19.2                           The removal of the Executive from the office of director of the Company at a general meeting of the Company or the failure of the Company in general meeting to appoint the Executive as a director of the Company shall terminate the Executive’s employment under this Agreement and such termination shall be without prejudice to any claim which the Executive may have for damages for breach of this Agreement provided that the Company was not entitled at the time of such removal or failure to appoint to terminate his employment pursuant to Clause 16.1.

20.                                 NOTICES

20.1                           Any notice to be given under this Agreement shall be given in writing and shall be deemed to be sufficiently served by one party on the other if it is delivered personally or is sent by registered or recorded delivery pre-paid post (air mail if overseas) addressed to either the Company’s registered office for the time being or the Executive’s last known address as the case may be.

20.2                           Any notice sent by post shall be deemed (in the absence of evidence of earlier receipt) to be received 2 days after posting (6 days if sent air mail) and in proving the time such notice was sent it shall be sufficient to show that the envelope containing it was properly addressed stamped and posted.

21.                                 MISCELLANEOUS

21.1                           The Executive hereby warrants that by virtue of entering into this Agreement he will not be in breach of any express or implied terms of any Court Order,  contract or of any other obligation legally binding upon him.

21.2                           Any benefits provided by the Company to the Executive or his family which are not expressly referred to in this Agreement shall be regarded as ex gratia benefits provided at the entire discretion of the Company and shall not form part of the Executive’s contract of employment.

21.3                           The Company shall be entitled without notice to the Executive at any time during the Executive’s employment to set off and/or make deductions from the Executive’s salary or from any other sums due to the Executive from the Company or any Associated Company in respect of any overpayment of any kind made to the Executive or in respect of any debt or other sum due from him.

22.                                 DEFINITIONS AND INTERPRETATION

22.1                           In this Agreement unless the context otherwise requires words and phrases defined in Part XXVI of the Companies Act 1985 have the same meanings thereby attributed to them and the following expressions have the following meanings:

“Associated Company”

any company which is a holding company or a subsidiary of the Company or a subsidiary of the Company’s holding company

“the Board”

the Board of Directors for the time being of the Company including any duly appointed committee thereof (or the directors present at a meeting of the direction of the Company at which a quorum is present but excluding the Executive (as appropriate)

“Group”

the Company and the Associated Companies

“Intellectual Property”

letters patent trade marks service marks designs copyrights utility models design rights applications for registration of any of the foregoing and the right to apply for them in any part of the world inventions drawings computer programs Confidential Information know-how and rights of like nature arising or subsisting anywhere in the world in relation to all of the foregoing whether registered or unregistered

22.2                           The headings in this Agreement are for convenience only and shall not affect its construction or interpretation.

22.3                           References in this Agreement to Clauses and paragraphs are references to Clauses and paragraphs to this Agreement.

22.4                           Any reference in this Agreement to a person shall where the context permits include a reference to a body corporate and to any unincorporated body of persons.

22.5                           Any word in this Agreement which denotes the singular shall where the context permits include the plural and vice versa and any word in this Agreement which denotes to the masculine gender shall where the context permits include the feminine and/or the neuter genders and vice versa.

22.6                           Any reference in this Agreement to a statutory provision shall be deemed to include a reference to any statutory amendment modification or reenactment of it.

22.7                           This Agreement contains the entire understanding between the parties and supersedes all (if any) subsisting agreements arrangements and understandings (written or oral) relating to the employment of the Executive which such agreements arrangements and understandings shall be deemed to have been terminated by mutual consent.

22.8                           The various Clauses and Sub-Clauses of this Agreement are severable and if any Clause or Sub-Clause or identifiable part thereof is held to be invalid or unenforceable by any court of competent jurisdiction then such invalidity or unenforceability shall not affect the validity or enforceability of the remaining Clauses or Sub-Clauses or identifiable parts thereof in this Agreement.

22.9                           This Agreement is governed by and shall be construed in accordance with English law and the parties to this Agreement hereby submit to the exclusive jurisdiction of the English courts.

SIGNED BY:

/s/ Brian Williamson	Signature

Brian Williamson	Name
For and on behalf of the Company

/s/ Hugh Freedberg	Signature

Hugh Freedberg	Name
For and on behalf of the Executive

WITNESSED BY
/s/ A. N. Eades	Signature

Adam Eades	Name
Company Secretary